Exhibit 3.1

EAGLE MATERIALS INC.

AMENDMENT TO

AMENDED AND RESTATED BYLAWS

This Amendment to the Amended and Restated Bylaws of Eagle Materials Inc. (“Bylaws”) hereby amends the Bylaws as follows effective as of January 30, 2012:

1. Section 2.5 of Article II of the Bylaws is hereby amended and restated in its entirety as follows:

“SECTION 2.5 Voting. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, any question brought before any meeting of stockholders shall be decided by the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter.”

2. Section 2.12 of Article II of the Bylaws is hereby amended and restated in its entirety as follows:

“SECTION 2.12 Stockholder Nominations of Persons for Election to the Board of Directors. In addition to any other applicable eligibility requirements, only persons who are nominated in accordance with the following procedures shall be eligible for election as directors at an annual or special meeting of the stockholders. Nominations of persons for election to the Board of Directors of the Corporation may be made at any annual meeting of stockholders or at any special meeting of stockholders at which directors are to be elected as provided in the notice of meeting delivered as contemplated by Section 2.2: (a) by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (b) by any Eligible Stockholder. The procedure referred to in clause (b) of the preceding sentence and described in the remainder of this Section 2.12 shall be the exclusive means for a stockholder to make nominations for the election of directors in connection with an annual or special meeting of stockholders.

In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation.

To be timely, a stockholder’s notice shall be delivered to or mailed and received at the principal executive offices of the Corporation (i) in the case of an annual meeting, not less than 90 days nor more than 180 days prior to the annual meeting or (ii) in the case of a special meeting, not less than 30 days nor more than 60 days prior to such meeting; provided, however, that if neither notice of the meeting is given to the stockholders nor Public Disclosure of the meeting is made at least 100 days (in the case of an annual meeting) or 40 days (in the case of a special meeting) prior to the date of the meeting, notice by the stockholder to be timely must be delivered or received not later than the close of business on the tenth day following the day on which such notice was mailed or Public Disclosure was made. In no event shall any adjournment or postponement of an annual or special meeting of stockholders commence a new time period for the giving of a stockholder’s notice as described above.

To be in proper written form, a stockholder’s notice shall set forth, as to each person whom the stockholder proposes to nominate for election as a director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by the person, (iv) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among the stockholder and any Stockholder Associated Person, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert with any of them, on the other hand, including, but not limited to, all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K if the stockholder making the nomination and any Stockholder Associated Person were the “registrants” for purposes of such rule and the nominee were a director or executive officer of such registrants, (v) all other information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act and the rules and regulations promulgated thereunder and (vi) an undertaking to cause such person to deliver to the Corporation the questionnaire, representation and agreement, consent and statement described in the immediately following sentence. To be eligible to be nominated by a stockholder for election as a director of the Corporation, a person must deliver (prior to or on the applicable due date for delivery of the stockholder’s notice set forth in the immediately preceding paragraph) to the Secretary at the principal executive offices of the Corporation (1) a written questionnaire with respect to the background and qualifications of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request), (2) a written representation and agreement (in the form provided by the Secretary upon written request) that such person (A) is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation, or any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law, (B) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein and (C) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation, (3) a written consent to being named as a nominee and to serve as a director if elected and (4) a written statement that such person, if elected, intends to tender, promptly following such election, his or her resignation effective upon such person’s failure to receive the required vote for reelection at the next meeting at which such person would face reelection and upon acceptance of such resignation by the Board of Directors. In addition to the information described above, the Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as a director of the Corporation or that could be material, in the reasonable judgment of the Corporation, to a stockholder’s understanding of the independence, or lack thereof, of such nominee.”

3. Section 3.1 of Article III of the Bylaws is hereby amended and restated in its entirety as follows:

“SECTION 3.1 Number and Election of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors that shall constitute the entire Board of Directors of the Corporation shall be fixed from time to time exclusively by the affirmative vote of a majority of the members at any time constituting the Board of Directors, and such number may be increased or decreased from time to time; provided, however, that (i) in no event shall the number of directors serving on the Board of Directors be less than three nor more than fifteen and (ii) no decrease in the number of directors shall have the effect of shortening the term of any incumbent director. Except as provided in the Certificate of Incorporation, each director shall hold office until the next annual meeting of the stockholders and until his successor shall have been duly elected and qualified.

If the Certificate of Incorporation so provides, (i) the directors of the Corporation shall be divided into classes (“Term of Office Classes”) based upon the expiration of their terms of office and (ii) the directors of the Corporation shall be divided into classes (“Voting Constituency Classes”) based on the class of capital stock the holders of which are entitled to elect such directors. If the Certificate of Incorporation provides for both Term of Office Classes and Voting Constituency Classes, each director shall be assigned to a Term of Office Class and a Voting Constituency Class in accordance with the terms of the Certificate of Incorporation and the provisions set forth in the remainder of this Article III. Notwithstanding anything to the contrary contained in this Article III, the manner of election, terms of office and other provisions relating to directors serving in any Term of Office Classes or Voting Constituency Classes shall be as provided in the Certificate of Incorporation.

In an uncontested election of directors, each director of the Corporation shall be elected by the majority of the votes cast by the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors; provided, however, in a contested election, the directors shall be elected by the plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. For the purposes of this Section 3.1: (i) an “uncontested election” is an election in which the number of nominees for director is not greater than the number to be elected; (ii) a “contested election” is an election in which the number of nominees for director is greater than the number to be elected; and (iii) a “majority of the votes cast” means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director (with “abstentions” and “broker non-votes” not counted as a vote cast either “for” or “against” that director’s election).

Following any uncontested election, any incumbent director who was a nominee and who failed to receive a majority of the votes cast shall promptly tender his or her resignation to the Chairman of the Board of Directors. A recommendation on whether or not to accept such resignation shall be made by a committee of independent directors that has been delegated the responsibility of recommending nominees for director for appointment or election to the Board of Directors, or (i) if each member of such committee did not receive the required majority vote or (ii) if no such committee has been appointed, a majority of the Board of Directors shall appoint a special committee of independent directors for such purpose of making a recommendation to the Board of Directors (the “Nominating Committee”). If no independent directors received the required majority vote, the Board of Directors shall act on the tendered resignation.

The Board of Directors shall act on the tendered resignation, taking into account the Nominating Committee’s recommendation, and publicly disclose (by a press release, a filing with the Securities and Exchange Commission or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within 90 days from the date of the certification of the election results. The Nominating Committee in making its recommendation, and the Board of Directors in making its decision whether to accept any resignation, may each consider the potential impact of such resignation on the Corporation’s ability to comply with applicable legal and listing standards and any other factors or information that it considers appropriate and relevant.

If any director’s resignation is rejected by the Board of Directors, such director shall continue to serve until the next annual meeting and until his or her successor is duly elected and qualified, or until the director’s earlier death, resignation or removal. If any director’s resignation is accepted by the Board of Directors pursuant to this Section 3.1, or if any director nominee is not an incumbent director and is not elected by a majority of the votes cast in an uncontested election, then the Board of Directors may fill the resulting vacancy pursuant to Section 3.2 herein or may decrease the size of the Board of Directors pursuant to this Section 3.1.”